WAIVER AND RELEASE

             This Waiver and Release (this "Release") is made and entered into as of April 24, 2006 by Paul J. Myer in favor of Knight Energy Corp., a Delaware corporation (the "Company").

                            RECITALS

             WHEREAS, pursuant to that Stock Purchase Agreement (the "Agreement") dated March 16, 2006 by and among the Company, Charles L. Hill and Paul J. Myer, the Company purchased 75% of the issued and outstanding stock of Charles Hill Drilling, Inc., including 100% of the stock owned by Paul J. Myer (the "Stock Purchase");

             WHEREAS, as part of the Stock Purchase, at the Closing (as defined in the Agreement) the Company delivered $300,000 in cash to Paul J. Myer and a promissory note in the face amount of $700,000 (the "Myer Note") which pursuant to the Agreement was to be paid in the following manner: $234,000 on the 30th day following the Closing Date (as defined in the Agreement), $233,000 on the 60th following the Closing Date and $233,000 on the 90th day following the Closing Date of which the Company has made the initial payment of $234,000 pursuant to the terms of the Myer Note;

             WHEREAS, the second payment of $233,000 has been reduced to $215,000 (the "Reduced Second Payment") by agreement of the parties as a result of the retention of certain personal property by Paul J. Myer following the Closing with a value equal to $18,000; and

             WHEREAS, Paul J. Myer now desires and has requested that the Company accelerate the Reduced Second Payment of $215,000 from the 60th day following the Closing Date to the date set forth above (the "Accelerated Payment") and in exchange for making the Accelerated Payment, Paul J. Myer desires and agrees to waive and release the Company from any further obligation under the Myer Note including the payment of the 3rd payment of $233,000 and hereby desires and agrees to cancel the Myer Note in full upon receipt of the Accelerated Payment.

                               AGREEMENT

             NOW, THEREFORE, in consideration of the covenants and agreement contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

             1.  Release.  Paul J. Myer hereby waives, releases and
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forever discharges the Company from any and all claims, demands, causes of action, obligations, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Paul J. Myer or any of his affiliates now have or have ever had against the Company arising out of the Company's actions or obligations related to the Myer Note. Upon execution of this Release and receipt of the Accelerated Payment by Paul J. Myer, the Myer Note shall hereby be considered paid in full and cancelled.

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             (a)  Delivery of Cancelled Note.  Upon the execution
of this Release and receipt of the Accelerated Payment, Paul J.
Myer hereby agrees to deliver the original Myer Note marked "Paid
In Full" and "Cancelled" to the Company.

             2.  Covenant to Refrain from Instituting Actions.  Paul J.
                 --------------------------------------------
Myer hereby irrevocably covenants to refrain from, and to cause his affiliates to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Company, based upon any matter purported to be released hereby.

             3.  No Admission.  Nothing herein shall be construed as an
                 ------------
admission of liability by the Company.

             4.  Advice of Counsel.  The parties hereto represent and
                 -----------------
warrant that they have either discussed the terms and conditions contained in this Release with counsel, and that, counsel has fully explained the meaning of the terms and conditions of this Release or that they have had the opportunity to seek counsel to represent themselves.

             5.  Severability.  If any provision of this Release is held
                 ------------
invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

             6.  Amendments.  This Release may not be changed except in
                 ----------
writing, signed by the person(s) against whose interest such change shall operate.

             7.  Governing Law.  This Release will be construed,
                 -------------
performed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to any conflict of law principles that would mandate the application of the laws of another jurisdiction.

             8.  Counterparts.  This Release may be executed in one or
                 ------------
more counterparts, each of which will be deemed to be an original copy of this Release and all of which, when taken together, will be deemed to constitute one and the same agreement.



                   [Signature Page Follows]





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             IN WITNESS WHEREOF, each of the undersigned have executed
and delivered this Release as of the date first written above.


                                /s/ Paul J. Myer
                                ------------------------
                                Paul J. Myer



                                KNIGHT ENERGY CORP.



                                By:/s/ Bruce Hall
                                   ---------------------------
                                Name: Bruce Hall
                                      ------------------------
                                Title: Chief Financial Officer
                                      ------------------------





                 [Signature Page - Waiver and Release]



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